Exhibit 10.12

Execution Version

Goods and Services Agreement

This Non-Exempt Goods and Services Agreement (this “Agreement”) is made as of August 20, 2026 (the “Effective Date”), by and between PharmaCann of New York, LLC, a New York limited liability company (the “Company”), and Grown Rogue New York, LLC, a New York limited liability company (the “Manager”) (each, a “Party”; together, the “Parties”).

RECITALS

WHEREAS, the Company holds those certain Registered Organization (“RO”) and Registered Organization with Dispensing (“ROD”) license registrations, as identified in Exhibit A (together, the “State Cannabis Licenses”), issued by the New York Office of Cannabis Management (the “OCM ”) in tandem with the approval of the New York Cannabis Control Board (the “CCB”), to operate as a vertically integrated dual-use cannabis operator of the type and at the premises designated in Exhibit A (the “Facilities”);

WHEREAS, the Manager is engaged in the business of providing certain management services to cannabis businesses;

WHEREAS, pursuant to the (i) Loan Agreement, dated as of the date hereof, and (ii) the asset purchase agreement and membership interest purchase agreement, which are in the process of being negotiated (the “Purchase Agreements”, and together with the Loan Agreement and the Sublease Agreement, the “Transaction Agreements”), by and among the Company, PharmaCann Inc., and the Manager, the Manager is funding the Company’s working capital needs during the term of this Agreement and separately purchasing substantially all of the assets and all of the equity of the Company, all pursuant to the requirements set forth by the OCM;

WHEREAS, in connection with the Transaction Agreements, the Parties are submitting this Agreement to the OCM through the filing of notice to the OCM that the Manager will be providing certain management services to PharmaCann during the interim period prior to approval of the Transaction Agreements and the transactions contemplated therein by the CCB and, to the extent necessary, OCM; and

WHEREAS, the Parties now desire to enter into this Agreement to reflect the relationship between the Parties and describe with specificity the services to be provided by the Manager hereunder.

AGREEMENT

NOW THEREFORE, in consideration of the recitals, which are hereby incorporated in and made a part of this Agreement as if set forth in their entirety below, and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, and intending to be bound, the Parties hereby covenant and agree as follows:

1. Term; Termination.

(a) Term. This Agreement shall commence on the Effective Date and continue until the closing of the transactions contemplated by the Transaction Agreements or the valid termination of the Transaction Agreements (the “Term”) or until terminated earlier pursuant to the terms herein.

(b) Termination by the Manager. The Manager shall have the right to terminate this Agreement prior to the end of the Term, by delivering written notice to the Company, stipulating the effective date of termination, upon the occurrence of any one of the following events: (i) the occurrence of a Company Default (as defined in Section 14) that is not cured within the applicable cure period; (ii) any grossly negligent, intentional or willful misconduct by the Company that is not cured within fourteen (14) days of receipt of notice thereof; (iii) any Federal Enforcement Action described in Section 17 against the Company; (iv) any change or revocation of the New York cannabis laws and the rules and regulations promulgated pursuant thereto as they may be amended or modified from time to time, including, without limitation, the New York Marijuana Regulation and Taxation Act (otherwise known as the New York Cannabis Law), and the regulations promulgated pursuant thereto by the OCM under Parts 113, 118–21, 124–25, 128–29, and 131 of Title 9 of the New York Codes, Rules, and Regulations (“State Cannabis Laws”) or any local or municipal rule or regulation which shall have the effect of prohibiting the legal operation of the Facilities or the performance of this Agreement; (v) revocation of the State Cannabis Licenses or suspension of the State Cannabis Licenses for a period of more than ninety (90) days, or (vi) if the transactions under the Transaction Agreements have not been closed by March 30, 2027, unless such failure to close is the result of actions taken or not taken by the Manager.

(c) Termination by the Company. The Company shall have the right to terminate this Agreement prior to the end of the Term, by delivering written notice to the Manager, stipulating the effective date of termination, upon the occurrence of any one of the following events: (i) upon the occurrence of a Manager Default (as defined in Section 15) that is not cured within the applicable cure period; (ii) any grossly negligent, intentional or willful misconduct by the Manager that is not cured within fourteen (14) days of receipt of notice thereof; (iii) any Federal Enforcement Action described in Section 17 against the Manager; (iv) any change or revocation of the State Cannabis Laws or any local or municipal rule or regulation which shall have the effect of prohibiting the legal operation of the Facilities or the performance of this Agreement; (v) revocation of the State Cannabis Licenses or suspension of the State Cannabis Licenses for a period of more than ninety (90) days, or (vi) if the transactions under the Transaction Agreements have not been closed by March 30, 2027, unless such failure to close is the result of actions taken or not taken by the Manager; provided, however, for any of the events set forth in clauses (iii) through (v), the Manager shall have the right to appeal or challenge such decisions in good faith, and this Agreement will not be terminable during the pendency of any good-faith appeal or challenge.

(d) Effect of Termination. Upon termination of this Agreement, neither Party shall have any further obligation hereunder except for: (i) any and all obligations accruing prior to the termination (including payment of any earned, but unpaid, Management Fees); (ii) the obligations, promises and covenants that were expressly made to extend beyond termination; (iii) any obligations to repay or reimburse amount(s) advanced by the Manager or its affiliates to the Company or third parties on behalf of the Company; and (iv) any obligations to indemnify a Party pursuant to Section 11.

(e) No Further Obligations. Except as expressly set forth in Section 1(d), the Manager shall not be entitled to any other payments or benefits under this Agreement following the end of the Term or termination of this Agreement.

2. Ownership of Cannabis. The Parties acknowledge and agree that all cannabis products or materials (“Cannabis”) cultivated, processed, maintained, stored, prepared, packaged, and/or sold at the Facilities shall remain the sole and exclusive property of the Company, as the sole and exclusive holder of the State Cannabis Licenses.

3. Ownership of State Cannabis Licenses. The State Cannabis Licenses are, and shall remain, the exclusive property of the Company and nothing in this Agreement shall be construed as a transfer, assignment, sale or conveyance of the State Cannabis Licenses to the Manager or any of the Manager’s successors, affiliates, agents, volunteers, employees or independent contractors.

4. Responsibilities, Duties, and Obligations of the Manager.

(a) The Manager acknowledges and agrees it shall provide the Management Services (as defined in Section 6) in good faith and with reasonable care in a manner generally consistent with the industry standard.

(b) Compliance. The Manager shall provide the Management Services in compliance with the State Cannabis Laws.

5. Obligations of the Company.

(a) Maintenance and Renewal of State Cannabis Licenses; Compliance.

(i) The Company shall maintain the State Cannabis Licenses in good standing and eligible for renewal (at the sole expense of Manager), and shall ensure that the Company remains in full compliance with the State Cannabis Laws. The Company shall duly and timely file such applications as may be necessary to renew and maintain the State Cannabis Licenses throughout the Term. The Company shall also remain in full compliance with all local, municipal and county regulations, including zoning and permitting regulations, as may be applicable to its business and operations.

(ii) The Company shall promptly notify the Manager of any notices, written or verbal, that the Company receives from the OCM or any other governmental authority regarding the State Cannabis Licenses or the Facilities’ business or operations, and the Company shall promptly take any corrective or remedial actions required by the OCM or such other governmental authority in connection with such notices.

(iii) Immediately following the Effective Date, the Company shall submit an amendment via the online New York Business Express Portal to its RO/ROD applications on file with the OCM, including this Agreement and all other required individual and entity information required for such persons who qualify as a true party of interest (“TPI(s)”), as that term is defined under New York regulation, with respect to this Agreement in accordance with 9 N.Y.C.R.R. §§ 120.17, 120.18. Manager shall cooperate in good faith and provide all requested information necessary for such submission. The Parties understand that this Agreement may need to be amended from time to time in order to comply with the requirements of the OCM and/or changes to the laws of the State of New York, and agree to execute any such amendments as promptly as possible to ensure compliance. Manager agrees to comply with all suitability or qualification requirements mandated by the OCM in connection with the performance of Manager’s obligations under this Agreement. All information provided to the OCM by Manager or the Company in connection with this Agreement will be true, complete and correct and will not fail to state a material fact necessary to make any of such information not misleading.

(iv) For at least 3 months following the Effective Date, the Company and its parent and affiliates will provide administrative, back-office, accounting, and compliance support to the Manager to enable the smooth transition of the Manager’s provision of the Management Services. For these services and support, the Manager will pay the Company $10,000 per month.

(v) From and after the date hereof, the Company will use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary (including submitting any requested forms or information), proper or advisable under applicable law or otherwise to obtain the maximum credit available from the State of New York pursuant to the farmers investment tax credit (the “State Tax Credit”). The Company will also keep the Manager informed of any developments in its pursuit of the State Tax Credit. The Parties agree that with respect to any funds received by the Company for the State Tax Credit, the Company will be entitled to 100% of such funds which are allocable to the tax period prior to execution of this Agreement (the “Pre-GSA State Tax Credit”), and that the Company and the Manager will each be entitled to 50% of the funds which are allocable to the tax period from and after execution of this Agreement (the “Post-GSA State Tax Credit”). The Company agrees that it will pay to the Manager promptly, but in any event within 3 days of receipt from the State of New York, the 50% of the Post-GSA State Tax Credit to which the Manager is entitled.

6. Management Services.

(a) During the Term, the Manager shall provide services to the Company as set forth on Exhibit A (the “Management Services”). The Management Services may be amended from time-to-time in a signed writing by the Parties (and such amendment shall replace Exhibit A). Notwithstanding anything herein to the contrary and for the avoidance of any doubt, the Manager acknowledges and agrees that it will diligently provide the Management Services to the Company; provided, however, the Manager acknowledges that the Management Services do not provide the Manager with any right to make material decisions in respect of the operation of the Facilities and, prior to taking any definitive action with respect to the operation of the Facilities, the Manager must obtain written authorization from the Company.

(b) In furtherance of the foregoing, as part of the Management Services, Manager will provide all services in connection with the Facilities’ daily accounting, book keeping, financial reporting and/or tax preparation requirements, to the extent necessary. Manager agrees to maintain current and accurate financial books and records for the Company, including the reporting of profit and loss to the Facilities for its income tax reporting obligations.

(c) Manager shall be responsible for funding one hundred percent (100%) of the working capital and capital expenditures of the Facilities beginning on the Effective Date and continuing through the Term via the Loan Agreement, including, without limitation, federal, state and local taxes, fees and costs related to maintaining State Cannabis Licenses, payroll, marketing expenses, purchasing, packaging, cannabis ingredients, raw materials and payments of invoices from vendors.

(d) As soon a reasonably practicable after the Effective Date, the Manager shall ensure that its personnel providing the Services pursuant to this Agreement submit any required background checks to the Company to ensure regulatory compliance.

7. Management Fees and Expenses.

(a) The Parties acknowledge and agree, as good and valuable compensation for the Manager providing the Management Services, the Company shall pay to the Manager a “Management Fee” equal to one hundred percent (100%) of the Facilities’ total revenues, minus the Facilities’ total operating expenses (including, but not limited to, for this purpose, all federal, local and state taxes assessed against the Company or any Tax Liability (defined below) of the Facilities in connection with the Company’s operations, but excluding the Management Fee) owed by the Company or the Facilities as a result of the Company’s activities, for the applicable time period. The “Tax Liability” as to the Facilities and any fiscal period of the Company shall be an amount of taxable income of the Company allocated to the Facilities for federal income tax purposes with respect to such fiscal period, multiplied by the highest combined marginal federal, state and local income tax rates for the Facilities on each type of income and gain included in such income; provided, however, that the Tax Liability for any fiscal period in which the Facilities was allocated net loss for federal income tax purposes shall be deemed equal to zero. The Management Fee shall be paid in arrears, within thirty (30) days of the end of each calendar month, and shall be accompanied by invoices, payment records or other documentation reasonably acceptable to the Manager regarding any direct expenses deducted from the Management Fee. To the extent payment of the Management Fee requires prior regulatory approval by the OCM and/or CCB, the Company shall pay the maximum amount of a Management Fee that would not require regulatory approval by the OCM and/or CCB, and shall pay the remainder upon receipt of any such necessary regulatory approvals. Further, while seeking regulatory approval, the Company may not distribute or pay cash proceeds (to its owners, lenders or other parties) that would otherwise have been paid to the Manager until such time as regulatory approval for the full amount of the Management Fee has been obtained.

(b) In addition, the Company agrees to reimburse the Manager for reasonable and necessary out-of-pocket expenses incurred by the Manager or its affiliates in connection with providing the Management Services, provided the Manager provides the Company with reasonable documentation of such expenses in accordance with the Company’s expense reimbursement policy. The Company shall pay such expenses no later than forty-five (45) days following the date which the Manager submits to the Company an invoice for such expenses.

8. Independent Contractor Status; Authority; Outside Activities.

(a) Independent Contractor. The relationship of the Manager to the Company is that of an independent contractor and none of the provisions of this Agreement shall be construed to or shall create a relationship of agency, representation, joint venture, ownership, control or employment between the Parties, and it is understood and agreed that the Manager is at all times acting and performing the Management Services pursuant to this Agreement as an independent contractor and not as an employee of the Company, and for all purposes, including federal and state tax purposes, the Manager will not be treated as an employee with respect to the rendering of the Management Services. As such, the Company shall not withhold taxes with respect to the Management Fee. The Company shall not control or direct the manner or methods by which the Manager performs the Management Services; provided, however, the Manager shall be responsible for performing the Management Services in a manner so as, at all times, to ensure that the Management Services are completed and performed in a competent, efficient and satisfactory manner in accordance with all local and state laws and regulations.

(b) Authority of the Manager. The Company hereby exclusively grants to the Manager such authority and power reasonably necessary for the Manager to undertake and perform its responsibilities, duties and obligations hereunder to the fullest extent permitted under applicable laws or regulations.

(c) Outside Activities. The Company hereby acknowledges and agrees that the Manager has had, and from time to time may have, outside activities or interests outside of the State of New York (collectively, “Outside Activities”), including investment opportunities or providing services similar to the Management Services to other entities. The Company hereby acknowledges and consents to the Manager engaging in the Outside Activities outside of the State of New York and acknowledges that the Manager does not have any duty to communicate or offer any opportunity or the existence of any Outside Activities to the Company.

9. Representations and Warranties of the Company. The Company represents, warrants, and covenants to the Manager that as of the Effective Date:

(a) the Company has been duly organized, and is validly existing as a limited liability company under the laws of New York State;

(b) the Company is duly qualified to carry on its business, and is in good standing in each jurisdiction in which its activities makes such qualification necessary;

(c) the Company has the full right, power and authority, and has taken all company action necessary, to enter into this Agreement and be bound by and carry out its obligations hereunder, none of which require the consent of any other person or entity;

(d) the Company has complied with all requirements for the operation of its business and operations in accordance with the laws of New York State and any other governmental authority or entity having jurisdiction with respect thereto;

(e) the execution and delivery of this Agreement, and the performance by the Company of its obligations pursuant hereto, do not and will not constitute a breach of, or a default under, any other agreement or obligation applicable to the Company, including its organizational documents;

(f) upon execution and delivery of it by the Company, this Agreement will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforcement shall be limited by bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally; and

(g) all information supplied by the Company or its agents to the Manager or its agents as of the date hereof is true, complete and correct and does not fail to state a material fact necessary to make any of such information not misleading.

10. Representations and Warranties of the Manager. The Manager represents, warrants and covenants to the Company that as of the Effective Date:

(a) the Manager is a limited liability company which was duly organized, and is validly existing under the laws of the state of its organization;

(b) the Manager is duly qualified to carry out its business, and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualifications necessary;

(c) the Manager has the full right, power and authority, and has taken all limited liability company action necessary, to enter into this Agreement and be bound by the terms of this Agreement, none of which require the consent of any other person or entity;

(d) the Manager has complied with all requirements for the operation of its business and operations in accordance with the laws of the state of its organization and any other governmental authority or entity having jurisdiction with respect thereto. For the avoidance of doubt, this includes certain requirements as may be required under New York regulation to provide the Management Services with respect to the State Cannabis Licenses discussed herein, including without limitation that the Manager and all individuals associated with the Manager are capable of being affiliated to the Company’s State Cannabis Licenses through affiliation as TPI, as that term is defined under New York regulation and as is required to operate a licensed cannabis business in New York State;

(e) the execution and delivery of this Agreement and the performance by the Manager of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to the Manager, including its organizational documents;

(f) upon execution and delivery of this Agreement by the Manager, this Agreement will constitute the valid and binding obligation of the Manager enforceable in accordance with its terms except to the extent that such enforcement shall be limited by bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally; and

(g) all information supplied by the Manager or its agents to the Company or its agents as of the date hereof is true, complete and correct and does not fail to state a material fact necessary to make any of such information not misleading.

11. Indemnification.

(a) The Manager hereby agrees, to the fullest extent permitted by law, to defend, indemnify and hold the Company, its officers, members, affiliates, successors, assigns, employees, and agents, harmless against any and all claims, demands, suits, expenses, fines, penalties, judgments, costs and losses or other forms of liability, including reasonable attorneys’ fees and costs (collectively, “Losses”), arising out of, resulting from or in connection with (i) the Manager’s breach of any representation or warranty set forth in Section 10 or (ii) the Manager’s failure to fulfill any covenant set forth in this Agreement, provided, however, the Manager shall not have any indemnification obligations under this section with respect to Losses arising from the Company’s gross negligence or willful misconduct.

(b) The Company hereby agrees, to the fullest extent permitted by law, to defend, indemnify and hold the Manager, its officers, members, affiliates, successors, assigns, employees and agents, harmless against any and all Losses arising out of, resulting from or in connection with (i) the Company’s breach of any representation or warranty set forth in Section 9, (ii) the Company’s failure to fulfill any covenant set forth in this Agreement, or (iii) the Management Services provided by the Manager under this Agreement, provided, however, the Company shall not have any indemnification obligations under this section with respect to Losses arising from the Manager’s gross negligence or willful misconduct.

(c) NEITHER PARTY NOR ANY OF ITS AFFILIATES, MEMBERS, STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES OF ANY NATURE ARISING FROM BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR ANY OTHER LEGAL THEORY, WHETHER IN TORT OR CONTRACT, INCLUDING WITHOUT LIMITATION LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. IN NO EVENT SHALL THE COMPANY OR ANY OF ITS AFFILIATES, MEMBERS, STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY DIRECT DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS PAID BY THE COMPANY TO MANAGER IN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE CLAIM FOR SUCH DIRECT DAMAGES.

12. Confidential Information. The Parties acknowledge that each Party (the “Receiving Party”) shall have access to material, records, data and information regarding the other Party (the “Disclosing Party”) not generally available to the public (“Confidential Information”). Accordingly, the Receiving Party shall hold in confidence and will not directly or indirectly disclose, use, copy or make lists of any such Confidential Information except to the extent authorized in writing by the Disclosing Party, as required by law or any competent administrative agency, or as otherwise is reasonably necessary or appropriate in connection with the performance pursuant to this Agreement by the Receiving Party. Confidential Information includes: (a) concepts, (b) business plans and theories, (c) employee training materials and programs, (d) processes for packaging and dispensing cannabis, (e) processes for patient education and support, (f) policies and procedures, (g) specifications, calculations, data, notes and memoranda, code books, methods of operation, strategies and plans and contracts, (h) financial information, (i) professional fee information, (j) salary and compensation information, (k) cost and profit information, (l) record keeping practices, (m) software, administrative and operational matters and practices, (n) customer and vendor information, (o) development and research work, (p) marketing programs, plans and proposals, (q) other information about internal systems, processes, concepts, practices, and procedures and (r) other information that is proprietary or confidential to the Disclosing Party.

13. Company Duties to Manager. The Company shall provide to the Manager access to the Facilities and otherwise work with the Manager to provide the Manager with any information or access necessary to perform the Management Services, including the use of the equipment at the Facilities, and access to the state seed-to-sale system for the State Cannabis Licenses, subject to oversight by the Company.

14. Company Default; the Manager’s Remedies. For purposes of this Agreement, a “Company Default” shall be defined as a breach by the Company to perform its covenants and obligations under this Agreement, provided the Company shall be provided thirty (30) days after receipt of written notice from the Manager to the Company identifying such failure or non-performance to cure such breach. Notwithstanding the foregoing, no cure period shall be provided if the breach is not curable. Upon the occurrence of a Company Default (and upon the conclusion of the cure period, if permitted and if such Company Default is not timely cured), the Manager may, at its sole option and in its sole discretion, elect to: (a) seek resolution and remedies as provided in this Agreement; or (b) terminate this Agreement pursuant to Section 1(b), effective immediately, upon delivery of written notice to the Company, and pursue any remedies available to it at law and equity.

15. Manager Default; the Company’s Remedies. For purposes of this Agreement, a “Manager Default” shall be defined as a breach by the Manager to perform its covenants and obligations under this Agreement, provided the Manager shall be provided thirty (30) days after receipt of written notice from the Company to the Manager identifying such failure or non-performance to cure such breach. Notwithstanding the foregoing, no cure period shall be provided if the breach is not curable. Upon the occurrence of a Manager Default (and the conclusion of the cure period, if permitted and if such Manager Default is not timely cured), the Company may, at its sole option and in its sole discretion, elect to: (a) seek resolution and remedies as provided in this Agreement; or (b) terminate this Agreement pursuant to Section 1(c), effective immediately, upon delivery of written notice to the Manager, and pursue any remedies available to it at law and equity.

16. Alternative Dispute Resolution. The Parties acknowledge and agree, when elected by the non-defaulting Party pursuant to Section 14 or Section 15, the Parties shall attempt to resolve any such dispute, claim or controversy arising out of or relating to this Agreement by mediation. In the event such dispute cannot be resolved by mediation, the non-defaulting Party may, but is not required to, elect to have the dispute determined by arbitration using the rules of the American Arbitration Association with three (3) arbitrators selected in accordance with such rules the venue for which will be in New York State. If the non-defaulting Party elects to proceed with arbitration, the Parties agree the arbitration judgment will be final and binding upon the Parties and may be entered in any court having jurisdiction thereof.

17. Federal Enforcement Actions. The Parties hereby acknowledge that they are aware of and fully understand that despite the laws of New York State and the terms and conditions of this Agreement, holders of licenses to sell medical or adult-use cannabis may still be arrested by federal officers and prosecuted under federal law. In the event of federal arrest, seizure or prosecution action associated with the Parties’ activities described herein (each, a “Federal Enforcement Action”), the Parties hereby agree to hold each other harmless and agree to be individually responsible for any attorneys’ fees associated with defending such actions. The Parties also hereby expressly agree to waive illegality as a defense to any contract enforcement action.

18. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of New York State. Any action or proceeding seeking to enforce any provision of or based on any right arising out of or otherwise relating to this Agreement shall be brought by the Parties in the state courts located in New York, and each Party, for itself and its equityholders, as applicable, hereby submits to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceedings and waives any objection to venue laid therein.

19. Exclusivity. During the term of this Agreement, the Company shall not, and shall cause its affiliates and representatives, not to, directly or indirectly, (i) solicit, facilitate or initiate, or encourage the submission of, proposals, inquiries or offers relating to; (ii) respond to any submissions, proposals, inquiries or offers relating to; (iii) participate or engage in any negotiations or discussions with any individual or entity relating to; (iv) otherwise cooperate in any way with or facilitate in any way (including, without limitation, by providing information) with any individual or entity, other than Manager, relating to; or (v) enter into any agreement or agreement in principle in connection with, any acquisition, merger, business combination, recapitalization, consolidation, liquidation, dissolution, disposition or similar transaction involving the Company, or any issuance, acquisition, sale or transfer of any securities or any substantial portion of the assets of the Company.

20. Waiver. The failure of a Party to enforce any provision of this Agreement at any time, to exercise any election or option provided herein, or to require at any time the performance of any provisions herein will not in any way constitute a waiver of such provision.

21. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, the remaining provisions shall remain valid and unimpaired, and shall continue in full force and effect.

22. Amendment. This Agreement may only be amended by a written amendment, signed by each Party.

23. Assignment. This Agreement may not be assigned by the Company without the Manager’s and, to the extent required by applicable law, the OCM’s or the CCB’s prior written consent. This Agreement may be assigned by the Manager to an affiliate without the Company’s approval, provided that, to the extent required by applicable law, the Manager will obtain OCM’s or the CCB’s prior written consent for any such assignment to an affiliate.

24. Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the Parties and this Agreement supersedes all other agreements oral or otherwise regarding the subject matter hereof.

25. Counterparts. This Agreement may be executed in any number of counterparts (by actual, electronic (.PDF) or facsimile delivery), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

26. Disclaimer and Regulatory Waiver. In the event that (a) the OCM notifies the Company in writing that any of the Manager’s rights or obligations hereunder violate or may violate any applicable State Cannabis Laws, including, without limitation, the New York Marijuana Regulation and Taxation Act (otherwise known as the New York Cannabis Law), and the regulations promulgated pursuant thereto by the OCM as well as any other state or municipal law, rule, regulation, ordinance, decree, notice, or guidance applicable to the State Cannabis Licenses, or (b) if the Manager or the Company reasonably determines in good faith, and with the advice of counsel, that the Manager’s rights or obligations hereunder are reasonably likely to in any way materially risk the valid status of any of the State Cannabis Licenses, the Manager agrees to and shall promptly waive and/or disclaim any of its rights, and the Company agrees to and shall promptly disclaim any of the Manager’s obligations, hereunder in order to conform with such applicable State Cannabis Laws (a “Regulatory Waiver”), and the Parties hereto agree to work together in good faith to amend this Agreement, if and to the extent necessary, to effectuate the applicable Regulatory Waiver.

27. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by electronic mail or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

If to the Manager:

Grown Rogue Unlimited, LLC

550 Airport Road

Medford, OR 97504

Attn: Obie Strickler

Email: Obie@grownrogue.com

With a copy to: jakewooten@grownrogue.com

If to the Company:

PharmaCann of New York, LLC

60 West Superior Street, 2nd Fl.

Chicago, IL 60654

Attention: Mackenzie Wilcox

E-mail: legal@pharmacann.com

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties agree to be bound as of the date first written above.

Manager:	Grown Rogue New York, LLC,
a New York limited liability company

By: Grown Rogue Unlimited, LLC
Its: Managing Member

	By:	/s/ J. Obie Strickler
	Name:	J. Obie Strickler
	Its:	Manager

COMPANY:	PharmaCann of New York, LLC,
a New York limited liability company

By:
	Name:	Patrick Unzicker
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties agree to be bound as of the date first written above.

Manager:	Grown Rogue New York, LLC,
a New York limited liability company

By: Grown Rogue Unlimited, LLC
Its: Managing Member

By:
	Name:	J. Obie Strickler
	Its:	Manager

COMPANY:	PharmaCann of New York, LLC,
a New York limited liability company

	By:	/s/ Patrick J. Unzicker
	Name:	Patrick J. Unzicker
	Title:	Authorized Signatory

Exhibit A

Location	License
14 Hudson Crossing Drive, Hamptonburgh, New York 12549	#OCM-XROD-23-000002 (Adult-Use ROD) #MM0101M (Medical RO)
25-27 W Fordham Road, Bronx, New York 10468	#MM0106D
2 Wade Road, Latham, New York 12110	#MM0108D
3760 Union Road, Cheektowaga, New York 14225	#MM0109D
5841 Bridge Street, East Syracuse, New York 13057	#MM0107D

A-1

Exhibit B

MANAGEMENT SERVICES

In each case, subject to compliance with State Cannabis Laws:

(a) The Manager shall assist all operational and management services typically required by an indoor cultivation and processing facility of similar type and size.

(b) The Manager shall assist with all operational and management services typically required by medical and adult recreational use dispensaries.

(c) The Manager shall assist the Company with implementing standard operating procedures and best practices related to security, safety, inventory control, quality control, and recordkeeping, patient education and services, community impact and involvement as well as any procedures or any amendments thereto for the cannabis cultivated, processed, dispensed, and stored in the Facilities.

(d) The Manager shall assist the Company in its administration of onsite security services, including onsite equipment monitoring, installation and maintenance as well as onsite security personnel and offsite security monitoring services for the Facilities, when necessary.

(e) The Manager shall assist the Company with its marketing, including development and dissemination of marketing materials and programs to raise awareness of the Company’s products and services for the Facilities.

(f) The Manager shall provide information technology (“IT”) services, including maintenance of IT resources, staffing to support the Facilities’ IT systems, support of information security and communication systems, database support, disaster recovery, support of Facilities maintenance contracts, Facilities equipment and software.

(g) The Manager shall assist the Company in overseeing the maintenance of the Facilities, including working with third parties as applicable.

(h) The Manager shall assist the Company in overseeing the operation of its leased location at 53 Jeanne Drive, Newburgh, NY 12550, maintaining the same level of operation as existed prior to the date hereof.

(i) The Manager shall assist the Company in its collection efforts and securely depositing such payments for the Facilities into the Company’s operating accounts, but shall not have control or co-signer rights in the operating accounts of the Company.

(j) The Manager shall provide accounting services, including budget preparation, financial statement preparation, support of resource allocation and accounting support services.

(k) The Manager shall provide tax support services, including tax support and tax compliance services, to the extent necessary to ensure that the Company materially complies with applicable tax laws as it relates to the Facilities.

(l) The Manager shall assist the Company with inventory management, regulatory compliance and the payment of expenses as it relates to the Facilities.

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(m) The Manager shall assist the Company with the following:

(i) Training, maintaining, supervising existing Facilities employees (the “Labor Force”);

(ii) Identifying and recruiting additional individuals to work at and operate the Facilities, as needed; and

(iii) paying, withholding and transmitting payroll taxes for the Labor Force, providing unemployment insurance and workers’ compensation benefits to the Labor Force, and otherwise handling all employment-related issues related to the Labor Force, including any unemployment and workers’ compensation claims involving the Labor Force;

provided, that any hiring decisions for individuals identified and recruited to work at and operate the Facilities shall be made by the Company. If requested by the Company, the Manager may lease certain of its employees to the Company for the purposes of operating the Facilities (the “Leased Employee Services”). Each employee of Manager leased to the Company as part of the Leased Employee Services will be assigned to the Company during the Term. For purposes of clarity, any leased employees are only employees of the Manager and such employees shall not be deemed employees of the Company, nor shall they be entitled to any holidays, vacation days, insurance, pensions, retirement plans or other employee benefits that the Company provides its employees.

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